Exhibit 32.01

Certification Pursuant to 18 U.S.C. § 1350

          The certification set forth below is being submitted in connection with this annual report on Form 10-K of FormFactor, Inc. (the “Annual Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

          Dr. Igor Y. Khandros, the Chief Executive Officer and Jens Meyerhoff, the Chief Financial Officer of FormFactor, Inc., each certifies that, to the best of their knowledge:

1.	the Annual Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of FormFactor, Inc.

/s/ DR. IGOR Y. KHANDROS

Name: Dr. Igor Y. Khandros
Chief Executive Officer

/s/ JENS MEYERHOFF

Name: Jens Meyerhoff
Chief Financial Officer